American National Announces Executive Changes

For more information, contact:
Jeffrey V. Haley
President & Chief Executive Officer
American National Bank and Trust Company
American National Bankshares Inc.
haleyj@amnb.com
434.773.2259

FOR IMMEDIATE RELEASE:     December 23, 2016

DANVILLE VA- American National Bankshares Inc. (NASDAQ:AMNB) today announced executive changes to be effective in 2017.
R. Helm Dobbins, Executive Vice President of the Company and its wholly owned subsidiary, American National Bank and Trust Company, and Chief Credit Officer of the Bank, will retire on March 31, 2017. At that time, the Chief Credit Officer position will be assumed by Edward C. Martin, who is currently Executive Vice President and Senior Credit Officer of the Bank.
Ramsey K. Hamadi, Executive Vice President of the Company and the Bank, has been named Chief Administrative Officer of the Bank, effective January 1, 2017.
Dobbins has been an executive officer and the chief credit officer of the Bank since June 2003. He has nearly forty years of banking experience in credit policy, lending, analysis and underwriting processes. Prior to joining American National, he served as chief credit officer and chief lending officer of regional banks in Missouri and Kentucky, as well as holding banking positions with J.P. Morgan and Mellon banks. He is a graduate of the University of Virginia McIntire School of Commerce and received an MBA degree from Dartmouth College. Dobbins successfully led American National’s stellar credit results while loans increased from approximately $400 million to over $1 billion.
Martin joined the Bank in September 2016 after serving as chief credit officer of a large Roanoke community bank and as regional credit officer of a multi-state regional bank. He is a graduate of the University of Virginia McIntire School of Commerce and lives in Roanoke, Virginia.
Hamadi, a resident of Greensboro, NC, joined American National in July 2016 and currently leads the Bank’s major strategic initiatives from his office in Danville, VA. He has 24 years of financial and accounting experience with 14 of those years as a chief financial officer of regional community banks. He is a graduate of Maryville University and the University of Missouri-St. Louis.
American National also announced the following promotions by the Bank, effective January 1:

•	Brandon D. Atkins to Senior Vice President and Senior Risk Officer with his office in Danville, VA

•	M. Lee Burris to Senior Vice President and Commercial Relationship Manager with his office in Greensboro, NC

•	William L. Kirby IV to Senior Vice President and Market President, Southside Region with his office in Martinsville, VA

About American National
American National Bankshares Inc. is a multi-state bank holding company with total assets of approximately $1.6 billion. Headquartered in Danville, Va., American National is the parent company of American National Bank and Trust Company, a community bank serving Virginia and North Carolina with 25 banking offices and two loan production offices. American National Bank and Trust Company also manages an additional $780 million of trust, investment and brokerage assets in its Trust and Investment Services Division. Additional information about the company and the bank is available on the bank's website at www.amnb.com.

Shares of American National are traded on the NASDAQ Global Select Market under the symbol "AMNB."

Securities are offered through Raymond James Financial Services, Inc., Member FINRA/SIPC, and are not insured by bank insurance, the FDIC, or any other agency, are not deposits of the bank, are not guaranteed by the bank, and are subject to risks, including the possible loss of principal.

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